UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 12, 2008 (December 11, 2008)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

990 Highland Drive, Suite 206 Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 720-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Reference is made to the press release appended hereto as Exhibits 99.1.

Item 8.01 Other Events

Surge Energy Resources, Inc., a wholly owned subsidiary of Surge Global Energy, Inc., concluded drilling operations of the Qualmay #12-42, a 7,227 foot well in Park County, Wyoming on December 5, 2008. Completion of the well was deemed advisable based on drilling logs obtained on December 11, 2008 which indicate approximately 30 feet of productive sands in both the Mid-Frontier and Peay zones, with several additional sands also deemed productive in uphole pay zones. The Qualmay #12-42 well was drilled to the total anticipated depth and completion operations including two fracture stimulation procedures are expected to be concluded within the next four weeks at which time the well is expected to be put into production.

On December 11, 2008, Surge Energy Resources agreed to enter into an amended participation agreement with Delaphin Energy Resources III, LLC to acquire an additional 10% interest in the drilling and completion of the Qualmay #12-42 well.  Surge Energy Resources will accordingly increase its working interest from 25% to a 35% in all income until payout at which time Surge’s working interest will be reduced to 21% for the life of the well. Also acquired in the original and amended participation agreement are rights to participate on three to five additional wells on 520 acres of adjoining land.

Estimated drilling costs and completion costs for the additional 10% working interest in the Qualmay #12-42 well just acquired are  about $167,000, which Surge will fund using existing cash on hand.

In a separate matter, drilling operations in Surge’s Crane County, Texas well have reached their intended depth and logging of the well has indicated that insufficient producable hydrocarbons were located to merit completion and the Company is re-evaluating its operations in this area.

Item 9.01 Financial Statements and Exhibits.

Exhibit

99.1     Press release dated December 12, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: December 12, 2008	By:	/s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer